Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of June, 2021, by and between Modine Manufacturing Company, a Wisconsin corporation (“Modine”) and Neil Brinker (“Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed by Modine as its Chief Executive Officer;

WHEREAS, Modine desires to provide security to Executive in connection with Executive’s employment with Modine in the event of a Change in Control (as defined below) affecting Modine; and

WHEREAS, Executive and Modine desire to enter into this Agreement pertaining to the terms of the security Modine is providing to Executive with respect to his employment in the event of a Change in Control;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.            Definitions. For purposes of this Agreement:

(a)          “Affiliate” or “Associate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as it may be amended from time to time.

(b)          “Base Salary” shall mean Executive’s per annum base salary at the rate in effect on the date of Executive’s termination of employment.

(c)          A “Change in Control” shall be deemed to take place on the occurrence of either of the following events:

(i)          The effective time of (A) a merger or consolidation of Modine with one or more other corporations as a result of which the holders of the outstanding capital stock of Modine entitled to vote in elections of directors (“Voting Power”) of Modine immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (B) a transfer of 51% of the Voting Power, or a majority of Modine’s consolidated assets to an entity, other than to an entity of which Modine owns at least 50% of the Voting Power; or

(ii)         During any period of 12 months, the persons who at the beginning of such 12-month period were directors of Modine cease for any reason to constitute at least a majority of the Board of Directors of Modine.

(d)       “Beneficiary” shall mean the person or entity designated by Executive, by written instrument delivered to Employer, to receive the benefits payable under this Agreement in the event of his death. If Executive fails to designate a Beneficiary, or if no Beneficiary survives Executive, such death benefits shall be paid:

(i)           to his surviving spouse; or

(ii)          if there is no surviving spouse, to his living descendants per stirpes; or

(iii)         if there is neither a surviving spouse nor descendants, to his duly appointed and qualified executor or personal representative.

(e)          “Cause” shall have the same meaning as in the Offer Letter.

(f)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)          “Good Reason” shall have the same meaning as in the Offer Letter.

(h)          “Offer Letter” shall mean that certain offer letter dated as of November 10, 2020, by and between Modine and Executive.

(i)          “Target Bonus” shall mean the amount of Executive’s target annual incentive bonus compensation for the fiscal year in which the date of Executive’s termination of employment occurs or, for a termination of employment that precedes the date that the target annual incentive bonus amount is set for such fiscal year, the amount of the Executive’s target annual incentive bonus compensation for the prior fiscal year.

2.            Benefits Upon a Change in Control and Termination of Employment.

(a)          Executive will be eligible to receive the severance benefits under Section 2(b) below if:

(i)           a Change in Control occurs while Executive is employed with Modine;

(ii)         at any time during the 24 months after the Change in Control occurs, the employment of Executive with Modine is terminated by Modine (or a successor of Modine as a result of the Change in Control) for any reason other than Cause, or Executive terminates his employment with Modine (or a successor of Modine as a result of the Change in Control) for Good Reason; and

(iii)       Executive signs a full release of any and all claims against Modine (and a successor of Modine as a result of the Change in Control) in a release form acceptable to Modine after the termination of Executive’s employment and Executive does not revoke such release pursuant to any revocation rights afforded by applicable law (all within 60 days after Executive’s termination of employment or such shorter period as may be specified by Modine (such period, the “Release Period”)).

(b)         Change in Control Severance Benefits.  Upon Executive meeting the conditions of Section 2(a) above, Executive shall be eligible to receive the following severance benefits:

(i)           Modine shall pay Executive an amount equal to two and one-half times Executive’s Base Salary;

(ii)          Modine shall pay Executive an amount equal to two and one-half times Executive’s Target Bonus; and

(iii)        If Executive chooses COBRA coverage with Modine, Modine will pay Executive’s full COBRA premium for the eighteen (18) months following Executive’s termination of employment.

(c)         Payment of Change in Control Severance Benefits.  Modine shall pay Executive the severance benefits under Sections 2(b)(i) and (ii) above in a lump sum upon the expiration of the Release Period, provided, however, if Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Code, then the lump sum payment shall be made to Executive on the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of Executive’s “separation from service,” and (B) the date of Executive’s death.

(d)          Sole Severance Benefits.  To the extent any benefits become payable under this Agreement, the benefits payable hereunder shall be the sole severance benefits payable to Executive upon his termination of employment and no severance benefits shall be payable to Executive under Paragraph 13 of the Offer Letter.

3.           Forfeiture.  Executive’s rights to receive the benefits under Section 2 above are conditioned upon Executive’s compliance with his obligations under Paragraphs 15 – 16 of the Offer Letter (regarding confidentiality, noncompetition and nonsolicitation),  and upon any breach of such obligations by Executive, he shall immediately forfeit his right to any payment or benefits under this Agreement or, if such violation occurs after payments under Section 2 have been paid to Executive, he shall be required to immediately return such payments to Modine and Modine shall thereafter have no further obligation hereunder to Executive.

4.           Executive Assignment.  No interest of Executive under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

5.         Death.    Upon the death of Executive following a termination of employment covered under Section 2 (a) above, then all unpaid amounts payable to Executive under subsections 2(b)(i) and (ii) shall be paid to his Beneficiary.

6.           Waiver.  No waiver by any party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

7.           Entire Agreement.  This Agreement constitutes the entire agreement between Executive and Modine with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between Executive and Modine concerning those subject matters, including Paragraph 13 of the Offer Letter (specifically the portion relating to a change in control agreement).

8.            No Employment Contract. Nothing contained in this Agreement shall be construed to be an employment contract between Executive and Modine.

9.            Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Neil Brinker
[address withheld]

If to Modine:

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI 53403
Attn: Sylvia Stein – General Counsel

10.        Choice of Law, Jurisdiction, Venue. This Agreement and all disputes arising hereunder or relating hereto shall be governed by the internal laws of the state of Wisconsin, without regard to its conflict of laws principles. EACH OF THE PARTIES HERETO (A) SUBMITS TO THE JURISDICTION OF THE STATE COURTS LOCATED IN THE COUNTY OF RACINE, WISCONSIN, U.S.A., OR THE U.S. FEDERAL DISTRICT COURT FOR THE EASTERN DISTRICT OF WISCONSIN WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER; (B) AGREES THAT ANY CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD OR DETERMINED ONLY IN SUCH COURT; (C) AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER IN ANY OTHER COURT UNLESS OR UNTIL SUCH COURT HAS FINALLY REFUSED TO EXERCISE JURISDICTION; AND (D) WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT.

11.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original.

12.         Severability.  The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.

13.          Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

14.         IRC 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code and shall be interpreted and administered accordingly. If any provision or term of this Agreement would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code.  A termination of employment shall not be deemed to have occurred for purposes this Agreement unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

MODINE MANUFACTURING COMPANY

By: /s/ Brian Agen

Title: Vice President – Human Resources

EXECUTIVE

s/s Neil Brinker
Neil Brinker